UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2016

Blackstone Mortgage Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14788	94-6181186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Park Avenue, 42nd Floor

New York, New York 10154

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 655-0220

Not Applicable

(Former Name or Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Non-independent Director Transition

On January 8, 2016, Blackstone Mortgage Trust, Inc. (the “Company”) announced that Jonathan Lee Pollack will serve as a Blackstone-designated director on the Board of Directors of the Company (the “Board”) effective immediately.

Mr. Pollack, 39, is a Senior Managing Director and the Global Head of the Blackstone Real Estate Debt Strategies group (“BREDS”) at The Blackstone Group L.P. (“Blackstone”). Before joining Blackstone in 2015, Mr. Pollack was a Managing Director and Global Head of Commercial Real Estate, as well as Head of Risk for Structured Finance, at Deutsche Bank. Mr. Pollack joined Deutsche Bank in 1999 from Nomura Group. Mr. Pollack received a B.A. in Economics from Northwestern University.

Mr. Pollack was elected as a director in accordance with the terms of the purchase and sale agreement, dated September 27, 2012 (the “Purchase Agreement”), by and between the Company and Huskies Acquisition LLC, an affiliate of Blackstone. In accordance with the Purchase Agreement, two members of the Board may be designated by Blackstone. Mr. Pollack will not receive compensation for his service as a director of the Company. Mr. Pollack is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Pollack’s appointment coincides with John G. Schreiber’s resignation from the Board. Mr. Schreiber is retiring and his decision to resign was not due to any disagreement with the Company, the Company’s management or the Board. The Board wishes to thank Mr. Schreiber for his service.

The other Blackstone designee to the Board is Michael Nash, Global Chairman of BREDS, who will continue as the Executive Chairman of the Board.

Chief Financial Officer Transition

On January 8, 2016, the Board appointed Anthony F. Marone, Jr., currently the Company’s Principal Accounting Officer, to serve as the Company’s Chief Financial Officer effective March 1, 2016.

Mr. Marone, 33, has served as the Company’s Principal Accounting Officer since September 2013 and has also served as the Company’s Controller from 2008 until 2015. Mr. Marone is also a Managing Director and Chief Financial Officer of BXMT Advisors L.L.C., the Company’s external manager, and BREDS. Prior to joining the Company, Mr. Marone worked in the Real Estate Assurance practice of PricewaterhouseCoopers LLP, where he provided audit and other assurance services to various real estate companies. Mr. Marone received a B.S. and an M.B.A. from Rutgers University and is a Certified Public Accountant and Chartered Global Management Accountant.

The selection of Mr. Marone to serve as the Company’s Chief Financial Officer was not pursuant to any arrangement or understanding with respect to any other person. There are no family relationships between Mr. Marone and any director or executive officer of the Company, and there are no transactions between Mr. Marone and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Mr. Marone’s appointment coincides with the resignation, also effective March 1, 2016, of Paul D. Quinlan as the Chief Financial Officer of the Company. Mr. Quinlan is resigning in recognition of Mr. Marone’s experience and strong qualifications for the position and in order to focus on his duties as Global Chief Financial Officer for the Blackstone Real Estate Group. Mr. Quinlan’s decision to resign was not due to any disagreement with the Company, the Company’s management or the Board.

Secretary and Head of Legal and Compliance Transition

On January 8, 2016, the Board appointed Leon Volchyok to serve as the Company’s Secretary and Head of Legal and Compliance, effective immediately.

Mr. Volchyok, 32, is a Principal in BREDS. Mr. Volchyok handles general legal and compliance matters for the BREDS business and also serves as the Chief Compliance Officer and Secretary of BREDS’ registered closed-end fund complex. Prior to joining Blackstone in October 2013, Mr. Volchyok was a Senior Associate in the Real Estate Capital Markets group at Proskauer Rose LLP, where he specialized in capital markets transactions, general securities law and corporate governance matters, with a specific focus on REITs and other real estate companies. Mr. Volchyok received a B.B.A. from Baruch College – Zicklin School of Business and a J.D. from Fordham Law School.

Mr. Volchyok’s appointment coincides with the resignation of Randall S. Rothschild as Secretary and Managing Director, Head of Legal and Compliance, of the Company. Mr. Rothschild is resigning in recognition of Mr. Volchyok’s experience and strong qualifications for the position and in order to focus on his duties as Chief Operating Officer of BREDS. Mr. Rothschild’s decision to resign was not due to any disagreement with the Company, the Company’s management or the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE MORTGAGE TRUST, INC.

Date: January 12, 2016	By:	/s/ Paul D. Quinlan
	Name:	Paul D. Quinlan
Chief Financial Officer